Exhibit 99

Virginia (Gina) C. Drosos Elected to
Board of Directors of American Financial Group, Inc.;
Director Theodore H. Emmerich Announces Retirement

Cincinnati, Ohio – February 21, 2013 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today announced that its Board of Directors has elected Virginia (“Gina”) C. Drosos as a director.

Ms. Drosos recently retired from her position as Group President, Global Beauty Care for the Procter & Gamble Company (NYSE: PG), a leading multinational manufacturer of consumer packaged goods. During her 25-year career at P&G, Ms. Drosos held positions of increasing responsibility, and, as Group President, led a business unit with $6 billion in sales. She also led strategy, innovation, investment planning and operations for all geographic regions and for over 20 brands, 22 manufacturing sites and more than 6,000 employees. During her tenure, Ms. Drosos successfully globalized the business with expansions into international markets including over 100 brand/country combinations.

Ms. Drosos currently serves on the Board of Directors of Signet Jewelers Ltd (“Signet”) (NYSE and LSE: SIG), the world’s largest specialty retail jeweler. She is also on the Board of Directors of Cosmetic Executive Women (“CEW”), a leading industry board, and serves as Chair of the Foundation board where she helped develop a strategy to substantially increase CEW’s Cancer and Careers program reach and funding. Ms. Drosos holds an MBA from the Wharton School, University of Pennsylvania (1987) and Bachelor of Business Administration from the Terry School, University of Georgia (Magna Cum Laude, 1985).

“It is important that our board continues to be comprised of experienced professionals who can contribute and help guide the company through various growth opportunities and scenarios”, said Craig Lindner. Carl H. Lindner III added, “Gina’s extensive management background and track record as a strategist and innovator are an ideal fit for AFG. The entire board looks forward to working with Gina.”

AFG also announced that long-time board member, Theodore (“Ted”) H. Emmerich, will not stand for re-election to the Board of Directors in 2013. Mr. Emmerich, 86, has been a member of AFG’s Board of Directors for twenty-five years and currently serves as chairman of the Audit Committee. Prior to his retirement in 1986, he was managing partner of the Cincinnati office of the independent accounting firm, Ernst & Whinney.

Carl Lindner offered these thoughts, “Ted’s public accounting expertise and knowledge of the insurance industry have served AFG well over the past 25 years.” Craig Lindner added, “We are thankful to Ted for his many contributions to the Board and wish him the best as he enjoys his retirement years.”

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $35 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the education, bank and individual markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Contact:	Web Sites:
Diane P. Weidner	www.AFGinc.com
Assistant Vice President - Investor Relations	www.GreatAmericanInsuranceGroup.com
(513) 369-5713	www.GAFRI.com

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